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                            October 27, 2000




The Laclede Group, Inc.
720 Olive Street
St. Louis, MO 63101

Ladies and Gentlemen:

     I have acted as counsel to The Laclede Group, Inc., a Missouri corporation (the "Company"), in connection with the proposed formation of a holding company structure for Laclede Gas Company, a Missouri corporation ("Laclede Gas"), through a reverse triangular merger, whereby Laclede Acquisition Inc., a wholly-owned subsidiary of the Company, will merge with and into Laclede Gas, pursuant to an Agreement and Plan of Merger and Reorganization (the "Reorganization Agreement").

     This opinion is being rendered in connection with the filing by the Company of a Registration Statement on Form S-4 (the "Registration Statement") related to the registration under the Securities Act of 1933, as amended (the "Act") of 20,000,000 shares of common stock, par value $1.00 per share, of the Company (the "Company Common Stock") to be issued in connection with the merger and reorganization pursuant to the Reorganization Agreement.

     In connection with this opinion, I, or attorneys under my supervision, have examined: (i) the Reorganization Agreement; (ii) the Registration Statement; (iii) the Articles of Incorporation and Bylaws of the Company as in effect on the date hereof; and (iv) resolutions adopted by the Company's Board of Directors relating to the merger and reorganization pursuant to the Reorganization Agreement and the issuance and delivery of the Company Common Stock in connection therewith; and such other documents, certificates and other records as I have deemed necessary or appropriate.

     On the basis of the foregoing, I am of the opinion that:

     1. The Company is a corporation duly organized, validly existing and in good standing as a corporation under the laws of the State of Missouri.

     2. The Company Common Stock will be validly issued, fully paid and non-assessable when (a) the Registration Statement becomes effective under the Act; (b) the Company's Board of Directors shall have taken appropriate action to authorize the issuance of Company Common Stock;
(c) the Laclede Gas shareholders shall have

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The Laclede Group, Inc.
October 27, 2000


approved the Reorganization Agreement; (d) Laclede Gas shall have received all necessary regulatory approvals required to consummate the merger and reorganization pursuant to the Reorganization Agreement; and
(e) the merger and reorganization shall have been consummated in accordance with the terms of the Reorganization Agreement and the laws of the State of Missouri.

     I am a member of the Missouri Bar and do not hold myself out as an expert on the laws of any other state. My opinions expressed above are limited to the laws of the State of Missouri and the federal laws of the United States.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me under the caption "Legal Opinions" in the Registration Statement and in the Proxy Statement and Prospectus constituting a part thereof. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required pursuant to Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                    Very truly yours,

                                    /s/ Gerald T. McNeive, Jr.

                                    Gerald T. McNeive, Jr.

GTM:af